UNLESS PERMITTED UNDER SECURITIES LEGISLATION THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL NOT TRADE THESE SECURITIES BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF OCTOBER 19, 2006 AND THE DATE THE CORPORATION BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE ON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQURIEMENTS OF THE ACT AFTER PROVIDING A LEGAL OPINION TO SUCH EFFECT IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

No. ●	$˜

RED MILE ENTERTAINMENT, INC.

(Incorporated under the laws of the State of Delaware)

5.5% SENIOR SECURED CONVERTIBLE DEBENTURE
DUE OCTOBER 19, 2008

RED MILE ENTERTAINMENT, INC. (the “Corporation”) for value received hereby acknowledges itself indebted and, subject to the provisions of the trust indenture (the “Indenture”) dated as of October 19, 2006 between the Corporation and Olympia Trust Company (the “Debenture Trustee”), promises to pay to

**[REGISTRATION]**

the registered holder hereof, on presentation and surrender of this Debenture, the sum of ˜ Dollars ($˜) in lawful money of the United States (the “Principal Amount”) on October 19, 2008 (the “Maturity Date”) or on such earlier date as the Principal Amount hereof may become due in accordance with the provisions of the Indenture and, subject as hereinafter provided, to pay interest on the principal amount hereof from the date hereof, or from the last Interest Payment Date to which interest shall have been paid or made available for payment hereon, whichever is later, at the rate of 5.5% per annum, in like money, in arrears in equal (with the exception of the first interest payment which will include interest from October 19, 2006 as set forth below) semi-annual instalments (less any tax required by law to be deducted) on September 15 and March 15 in each year commencing on March 15, 2007 and the last payment (representing interest payable from the last Interest Payment Date to, but excluding, the Maturity Date) to fall due on the Maturity Date and, should the Corporation at any time default in the payment of any principal, premium (if any) or interest, to pay interest on the amount in default at the same rate, in like money and on the same dates. The first interest payment will include interest accrued from October 19, 2006 to, but excluding March 15, 2007.

Interest hereon shall be payable by cheque mailed by prepaid ordinary mail or by electronic transfer of funds to the registered holder hereof and, subject to the provisions of the Indenture, the mailing of such cheque or payment by electronic funds transfer shall, to the extent of the sum represented thereby (plus the amount of any tax withheld and remitted), satisfy and discharge all liability for interest on this Initial Debenture. The Corporation may, on notice as provided in the Indenture and subject to the restrictions set forth in the Indenture, at its option and subject to any applicable regulatory approval, elect to satisfy the obligation to pay all or any portion of the interest payable on this Initial Debenture and due on any Interest Payment Date by the issue of that number of Common Shares obtained by dividing the applicable amount of interest by the Current Market Price of the Common Shares in effect on the Interest Payment Date.

This Debenture is one of the 5.5% Senior Secured Convertible Debentures (referred to herein as the “Initial Debenture”) of the Corporation issued under the provisions of the Indenture. The Initial Debentures authorized for issue are limited to an aggregate principal amount of $10,000,000 in lawful money of the United States. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Initial Debentures are issued and held and the rights and remedies of the holders of the Initial Debentures and of the Corporation and of the Debenture Trustee, all to the same effect as if the provisions of the Indenture were herein set forth to all of which provisions the holder of this Initial Debenture by acceptance hereof assents. To the extent that anything contained herein is inconsistent with or conflicts with the provisions of the Indenture, the provisions of the Indenture shall govern.

The Initial Debentures are issuable only in denominations of $1,000 and integral multiples thereof. Upon compliance with the provisions of the Indenture, Debentures of any denomination may be exchanged for an equal aggregate principal amount of Debentures in any other authorized denomination or denominations. The whole, or if this Initial Debenture is a denomination in excess of $1,000, any part which is $1,000 or an integral multiple thereof, of the principal of this Initial Debenture is convertible, at the option of the holder hereof, upon surrender of this Initial Debenture at the principal office of the Debenture Trustee in Calgary, Alberta at any time prior to the close of business on the Maturity Date or, if this Initial Debenture is called for redemption on or prior to such date, then up to but not after 5:00 p.m. (Eastern time) on the last Business Day immediately preceding the date specified for redemption of this Initial Debenture, into Common Shares (without adjustment for interest accrued hereon or for dividends or distributions on Common Shares issuable upon conversion) at a conversion price of $1.75 (the “Conversion Price”) per Common Share, being a rate of approximately 571 Common Shares for each $1,000 principal amount of Initial Debentures, all subject to the terms and conditions and in the manner set forth in the Indenture. No Debentures may be converted during the five Business Days preceding and including September 15 and March 15 in each year as the registers of the Debenture Trustee will be closed during such periods. The Indenture makes provision for the adjustment of the Conversion Price in the events therein specified. No fractional Common Shares will be issued on any conversion but in lieu thereof, the Corporation will satisfy such fractional interest by a cash payment equal to the market price of such fractional interest determined in accordance with the Indenture. Holders converting their Debentures will receive accrued and unpaid interest thereon. If a Debenture is surrendered for conversion on an Interest Payment Date or during the five preceding Business Days, the Person or Persons entitled to receive Common Shares in respect of the Debenture so surrendered for conversion shall not become the holder or holders of record of such Common Shares until the Business Day following such Interest Payment Date.

This Initial Debenture may be redeemed at the option of the Corporation on the terms and conditions set out in the Indenture at the redemption price therein and herein set out provided that this Initial Debenture is not redeemable before the first anniversary of the date of issuance, except in the event of the satisfaction of certain conditions after a Change of Control has occurred. On and after first anniversary of the Issue Date and prior to the Maturity Date, the Initial Debentures are redeemable at the option of the Corporation provided that the Current Market Price of the Common Shares on the date on which notice of redemption is given is not less than $3.00 at a price equal to 110% of the principal amount of the Initial Debentures and, in addition thereto, at the time of redemption, the Corporation shall pay to the holder accrued and unpaid interest thereon. The Corporation may, on notice as provided in the Indenture and subject to the restrictions set forth in the Indenture, at its option and subject to any applicable regulatory approval, elect to satisfy its obligation to pay all or any portion of the applicable Redemption Price and any accrued and unpaid interest thereon by the issue of that number of Common Shares obtained by dividing the aggregate of the outstanding principal amount of the Initial Debentures to be redeemed and any accrued and unpaid interest thereon by the Conversion Price in effect on the Redemption Date.

Upon the occurrence of a Change of Control of the Corporation, the Corporation is required to make an offer to purchase all of the Initial Debentures at a price equal to 110% of the principal amount of such Initial Debentures plus accrued and unpaid interest (if any) up to, but excluding, the date the Initial Debentures are so repurchased (the “Offer”). If 90% or more of the principal amount of all Initial Debentures outstanding on the date the Corporation provides notice of a Change of Control to the Debenture Trustee have been tendered for purchase pursuant to the Offer, the Corporation has the right to redeem and shall redeem all the remaining outstanding Initial Debentures effective as of the same date and at the same price.

The Corporation may, on notice as provided in the Indenture and subject to the restrictions set forth in the Indenture, at its option and subject to any applicable regulatory approval, elect to satisfy the obligation to repay all or any portion of the principal amount of this Initial Debenture and any accrued and unpaid interest thereon due on the Maturity Date by the issue of that number of Common Shares obtained by dividing the principal amount of this Initial Debenture and any accrued and unpaid interest thereon by the Current Market Price in effect on the Maturity Date.

This Initial Debentures is a direct obligation of the Corporation secured against all of present and after acquired personal property of the Corporation to the extent a security interest in such collateral may be created and perfected under Article 9 of the New York Uniform Commercial Code (and as applicable the Delaware Uniform Commercial Code) provided however that the Corporation may factor or otherwise sell its accounts receivable in the ordinary course of business or secure such accounts receivable in priority to the Initial Debentures in favour of a third party lender.

The principal hereof may become or be declared due and payable before the stated maturity in the events, in the manner, with the effect and at the times provided in the Indenture.

The Indenture contains provisions making binding upon all holders of Debentures outstanding thereunder (or in certain circumstances specific series of Debentures) resolutions passed at meetings of such holders held in accordance with such provisions and instruments signed by the holders of a specified majority of Debentures outstanding (or specific series), which resolutions or instruments may have the effect of amending the terms of this Initial Debenture or the Indenture.

This Initial Debenture may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the Debenture Trustee in Calgary, Alberta and in such other place or places and/or by such other registrars (if any) as the Corporation with the approval of the Debenture Trustee may designate. No transfer of this Initial Debenture shall be valid unless made on the register by the registered holder hereof or his executors or administrators or other legal representatives, or his or their attorney duly appointed by an instrument in form and substance satisfactory to the Debenture Trustee or other registrar, and upon compliance with such reasonable requirements as the Debenture Trustee and/or other registrar may prescribe and upon surrender of this Initial Debenture for cancellation. Thereupon a new Initial Debenture or Initial Debentures in the same aggregate principal amount shall be issued to the transferee in exchange hereof

This Initial Debenture shall not become obligatory for any purpose until it shall have been certified by the Debenture Trustee under the Indenture.

Capitalized words or expressions used in this Initial Debenture shall, unless otherwise defined herein, have the meaning ascribed thereto in the Indenture.

IN WITNESS WHEREOF RED MILE ENTERTAINMENT, INC. has caused this Debenture to be signed by its authorized representatives as of the 19th day of October, 2006.

RED MILE ENTERTAINMENT, INC.

By: ______________________________________

This Initial Debenture is one of the 5.5% Senior Secured Convertible Debentures referred to in the Indenture within mentioned.

OLYMPIA TRUST COMPANY

By: ________________________________________________
(Authorized Officer)

Date of Certification: ___________________________________

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________________ whose address and social insurance number, if applicable, are set forth below, this Initial Debenture (or $______________ principal amount hereof) of RED MILE ENTERTAINMENT, INC. standing in the name(s) of the undersigned in the register maintained by the Corporation with respect to such Initial Debenture and does hereby irrevocably authorize and direct the Debenture Trustee to transfer such Initial Debenture in such register, with full power of substitution in the premises.

Dated: ________________________________________________________________________________

Address of Transferee: ___________________________________________________________________
(Street Address, City, Province and Postal Code)

Social Insurance Number of Transferee, if applicable: __________________________________________

*If less than the full principal amount of the within Initial Debenture is to be transferred, indicate in the space provided the principal amount (which must be $1,000 or an integral multiple thereof, unless you hold an Initial Debenture in a non-integral multiple of 1,000 by reason of your having exercised your right to exchange upon the making of an Offer, in which case such Initial Debenture is transferable only in its entirety) to be transferred.

1.
The signature(s) to this assignment must correspond with the name(s) as written upon the face of this Initial Debenture in every particular without alteration or any change whatsoever. The signature(s) must be guaranteed by a Canadian chartered bank or trust company or by a member of an acceptable Medallion Guarantee Program. Notarized or witnessed signatures are not acceptable as guaranteed signatures. The Guarantor must affix a stamp bearing the actual words: “SIGNATURE GUARANTEED”.

2.	The registered holder of this Initial Debenture is responsible for the payment of any documentary, stamp or other transfer taxes that may be payable in respect of the transfer of this Debenture

Signature of Guarantor:

____________________________________     ________________________________________
Authorized Officer            Signature of transferring registered holder

____________________________________
Name of Institution